UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 2054

                                  SCHEDULE 13G
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934

                           Danka Business Systems plc
                                (Name of Issuer)

             Sponsored ADR (each convertible into 4 Ordinary Shares)
                         (Title of Class of Securities)

                                    236277109
                                 (CUSIP Number)

                                 October 2, 2009
             (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 236277109                SCHEDULE 13G                Page 2 of 5 Pages


------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             Ironwood Investment Management, LLC

------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
             (a) [ ] (b) [x]
------------ -------------------------------------------------------------------
3            SEC USE ONLY


------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
------------------------- ------- ----------------------------------------------
    NUMBER OF SHARES      5       SOLE VOTING POWER
 BENEFICIALLY OWNED BY            567,091 Sponsored ADRs (representing 2,268,364
 EACH REPORTING PERSON                                    Ordinary Shares)
          WITH

                          ------- ----------------------------------------------
                          6       SHARED VOTING POWER
                                  0

                          ------- ----------------------------------------------
                          7       SOLE DISPOSITIVE POWER
                                  567,091 Sponsored ADRs (representing 2,268,364
                                                          Ordinary Shares)

                          ------- ----------------------------------------------
                          8       SHARED DISPOSITIVE POWER
                                  0

------------------------- ------- ----------------------------------------------
------------ -------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 567,091 Sponsored ADRs (representing 2,268,364 Ordinary Shares)

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                          [ ]

------------ -------------------------------------------------------------------
             -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0.22%

             -------------------------------------------------------------------
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IA
------------ -------------------------------------------------------------------





CUSIP No. 236277109                   SCHEDULE 13G             Page 2 of 5 Pages


Item 1.             (a).      Name of Issuer:  Danka Business Systems plc

                    (b).      Address of Issuer's Principal Executive Offices:

                              111 Second Avenue NE
                              Suite 301
                              St. Petersburg, FL  33701

Item 2.             (a).      Name of Person Filing:

                              Ironwood Investment Management, LLC

                    (b).      Address of Principal Business Office or, if none,
                              Residence:

                              Ironwood Investment Management, LLC
                              21 Custom House Street, Suite 240
                              Boston, MA 02110

                    (c).      Citizenship or Place of Organization:
                              Massachusetts

                    (d).      Title of Class of Securities: Ordinary Shares

                    (e).      CUSIP Number: 236277109



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CUSIP No. 236277109                  SCHEDULE 13G              Page 3 of 5 Pages

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                    (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o); (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c); (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.); (d) [ ] Investment company registered under section 8 of the Investment Company Act of
                              1940 (15 U.S.C. 80a-8);
                    (e) [x] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E); (f) [ ] An employee benefit plan or endowment fund in accordance with section
                              240.13d-1(b)(1)(ii)(F);
                    (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
                    (h) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                    (j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.             Ownership.

                    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                    (a). Amount beneficially owned: 567,091 Sponsored ADRs (representing 2,268,364 Ordinary Shares)


                    (b).      Percent of class: 0.22%

                    (c).      Number of shares as to which the person has:

                              (1) Sole power to vote or to direct the vote:
                              567,091 Sponsored ADRs (representing 2,268,364 Ordinary Shares)




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CUSIP No. 236277109                  SCHEDULE 13G              Page 4 of 5 Pages


                               (2) Shared power to vote or to direct the vote: 0

                               (3) Sole power to dispose or to direct the disposition of: 567,091 Sponsored ADRs (representing 2,268,364 Ordinary Shares)


                               (4) Shared power to dispose or to direct the disposition of: 0

Item 5.              Ownership of Five Percent or Less of a Class:

                     Yes

Item 6.              Ownership of More Than Five Percent on Behalf of Another
                     Person:

                     Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                     Not Applicable

Item 8.              Identification and Classification of Members of the Group:

                     Not Applicable

Item 9.              Notice of Dissolution of Group:

                     Not Applicable

Item 10.             Certification:

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No. 236277109                SCHEDULE 13G                Page 5 of 5 Pages









                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       IRONWOOD INVESTMENT MANAGEMENT, LLC

Date: November __, 2009           By:
                                       -----------------------------------------
                                       Charles J. Daly, Chief Compliance Officer